MEDIWARE INFORMATION SYSTEMS, INC.
                           1121 Old Walt Whitman Road
                          Melville, New York 11747-3005

                                 PROXY STATEMENT

                                November 11, 1996


                  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mediware Information Systems, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 140 East 45th Street, 43rd Floor, New York, New York 10017 (offices of The Kaufmann Fund) on December 16, 1996 at 10:00 am., New York City time, and any adjournment thereof. This Proxy Statement and the related proxy card, together with the Company's Annual Report on Form 10-KSB and the financial statements of the Company for the fiscal year ended June 30, 1996, are first being sent to the Company's shareholders on or about November 11, 1996.

                  Proxies are being solicited by the Company from the holders of Common Stock with respect to the election of directors and the authorization of grant of options to Joseph Delario, a director nominee, to purchase shares of Common Stock.

                  Please complete, sign, date and return the enclosed proxy. The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and giving oral notice of the intention to vote in person. Properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any adjournment thereof in accordance with the directions thereon. In the absence of such directions, the proxy will be voted in accordance with the recommendations of management.

                  The only class of voting securities of the Company is its Common Stock, par value $0.10 per share ("Common Stock"), of which 4,939,344 shares were outstanding on November 1, 1996, each entitled to one vote. Only shareholders of record on the close of business on November 1, 1996 shall be entitled to vote at the Annual Meeting.

                  The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The favorable vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required both for the election of Directors and for the authorization of grant of options to Joseph Delario, a director nominee, to purchase shares of Common Stock.

                  Abstentions will be reflected in the determination of number of shares present and entitled to vote and will have the effect of a negative vote with respect to both the election of directors and the authorization of grant of options to the director nominee. Brokers who hold shares in street names for customers will have the authority and will be entitled to vote on each of the election of directors and the authorization of grant of options if they have not received instructions from beneficial owners, so there will be no broker non-votes for either proposal at the meeting. Unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees named herein and in favor of the authorization of grant of options to Joseph Delario, a director nominee.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

                  As provided in the Restated Certificate of Incorporation of the Company and the By-Laws, as amended, the Board has fixed the number of directors at nine, which number is divided into three classes, with one class standing for election each year for three-year terms. The classes of the Board are kept as equal in size as practicable and each class has a minimum of three directors. The favorable vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of Directors.

                  At the Annual Meeting, three Class II directors are to be elected to hold office for a three-year term until the annual meeting following the 1999 fiscal year and until their successors have been elected and qualified. Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote FOR all of the nominees named below. If any such nominee should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person's place.

                  The information about the nominees and the present directors of the Company, and their security ownership, has been furnished by them to the Company. There are no family relationships between any of the nominees.

                  All of the nominees are currently directors of the Company. Certain information with respect to the three nominees, Joseph Delario, Walter Kowsh and John C. Frieberg, is as follows:

                           Class II Director Nominees

                  Joseph Delario, age 62, was President and Chief Executive Officer of Quadrocom, Inc., a business consulting firm, until December 31, 1992, and since then has been a business consultant and private investor in and active in the management of several computer service companies. Mr. Delario provided financial advisory services to the Company during the Company's last fiscal year, and will render management and financial services to the Company in the future. See "Other Matters" and "Proposal No. 2". Mr. Delario received a B.A degree from Fairleigh Dickenson University in 1956.

                  Walter Kowsh, Jr., age 47, has been a director since 1990. He is a consultant programmer specializing in Client/Server database systems. He was a Senior Programmer Analyst with Brown Bros. Harriman & Co. from 1989 to 1992. From 1986 to 1989, he was a computer consultant with Howard Systems International. He received a B.A. degree from Queens College and an M.B.A. from the New York Institute of Technology, and is a diplomate of New York University in Computer Programming and Systems Design.

                  John C. Frieberg, age 62, was President, C.E.O. and Chief Financial Officer of the Company from 1992 to July 1995, and has been a director since 1993. Mr. Frieberg joined Digimedics Corporation, which later became a wholly owned subsidiary of the Company, as President in October 1989. Prior thereto, he was President of Caelus, Inc., an information system company, from 1988 to 1989; President of Synergy Computer Graphics Corp., a computer peripheral equipment company, from 1984 to 1988; and President of NCR/DPI Inc., a computer systems manufacturing company, from 1972 to 1982. Mr. Frieberg received a B.S. degree in Industrial Engineering from the University of California at Los Angeles.


                                    DIRECTORS

         The remaining current directors of the Company are as follows:

                               Class III Directors
                  (Term Expires at the Annual Meeting Following
                              the 1997 Fiscal Year)

                  Lawrence Auriana, age 52, has been Chairman of the Board of the Company since 1986 and a director since 1983. He has been a Wall Street analyst, money manager and venture capitalist for over 20 years. Since 1986, he has been Chairman, a director and, together with Mr. Hans Utsch, also a director of the Company, Portfolio Co-Manager of The Kaufmann Fund, a mutual fund that invests in small and medium-sized growth companies. He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.

                  Jonathan H. Churchill, age 64, has been a practicing attorney in New York City since 1958 and is currently Counsel at Winthrop, Stimson, Putnam & Roberts. Mr. Churchill was a partner of Boulanger, Hicks, & Churchill, P.C., from January 1990 to May 1996, and of Marks, Murase & White from 1979 through 1989. Boulanger, Hicks, & Churchill P.C. and Winthrop, Stimson, Putnam & Roberts rendered legal services to the Company during the last fiscal year, and the Company has retained and proposes to retain Winthrop, Stimson, Putnam & Roberts during the current year. Mr. Churchill received a B.A. from Harvard College and an L.L.B. from Harvard Law School.

                  Clinton G. Weiman, M.D., age 71, has been a director since June 1996. From 1961 to January 1993 he was Corporate Medical Director, Senior Vice President of Citicorp/Citibank. Since January 1996, Dr. Weiman has been independently engaged as a consultant with the Federal Reserve. From 1956 to 1970 Dr. Weiman was engaged in private practice in New York, New York. Dr. Weiman received a B.A. degree from Princeton University and a medical degree from Cornell University Medical College. His appointments have included Clinical Associate Attending Physician at New York Hospital and Associate Professor, Clinical Medicine at Cornell University Medical College.

                                Class I Directors
                  (Term Expires at the Annual Meeting Following
                              the 1998 Fiscal Year)

                  Roger Clark, age 62, has been a director since 1983. From 1980 to 1987, he held a series of managerial positions in the computer products area with Xerox Corporation. Since 1987, he has been independently engaged as a micro-computer consultant and programmer. Mr. Clark is the author of seven books on micro-computing and a director of The Kaufmann Fund.

                  Hans Utsch, age 58, has been a director since 1985. He has been independently engaged in money management and investment banking for over 20 years. Since 1986, he has been President and, together with Mr. Lawrence Auriana, Portfolio Co-Manager of The Kaufmann Fund. He received a B.A. degree from Amherst College and an M.B.A. from Columbia University.

                  Les N. Dace, age 50, was appointed President and C.E.O. in July 1995. He joined the Company in November 1992 as General Manager for the Digimedics and Surgiware Product Centers. Prior thereto, he was Vice President of Sales and Marketing for PRX Pharmacy Systems, a Colorado-based company providing hospital pharmacy management systems and home health software solutions. From 1983 to 1987, he was employed by NBI, Inc. as divisional President for its computer peripherals and office supplies company. Mr. Dace has a B.S. degree in Electrical Engineering from the University of Missouri.

Board Meetings; Committees

                  The Board of Directors met three times during the fiscal year ended June 30, 1996. Messrs. Utsch, Kowsh and Frieberg attended fewer than 75% of the meetings of the Board.

                  The Company's Audit Committee is currently comprised of Messrs. Auriana and Clark. The Audit Committee did not meet during fiscal 1996. At the present time, the Company does not have a nominating committee. The Compensation Committee, which administers the 1982 Employee Stock Option Plan and the 1992 Equity Incentive Plan, consisting of Messrs. Clark, Delario and Auriana, took action one time during fiscal 1996.

Compensation of Directors

                  It has been the Company's practice, starting in 1987, to conserve cash by compensating directors for their services primarily through the grant of stock options and shares of Common Stock. In 1991 a Stock Option Plan for Non-Employee Directors (the "Plan") was adopted. Under the Plan, options to purchase 1,667 shares are granted annually on July 1 of each year until 1997 to each non-employee director of the Company (except for the Chairman, who is to receive options to purchase 5,000 shares). Options will be exercisable at 100% of fair market value of the Company's Common Stock on the date of grant, and payment may be in cash, the Company's Common Stock, or a combination thereof. An aggregate of 150,000 shares of Common Stock are subject to the Plan. Options granted under the Plan are not intended to qualify under Section 422 of the Code.

                  Pursuant to the Plan, each director in office on July 1, 1995, received for services as director during the ensuing 1996 fiscal year a grant of 1,667 options (5,000 shares in the case of the Chairman) exercisable at $1.00, which was the fair market value of the Company's Common Stock on July 2, 1995. These options vested and became exercisable in equal monthly installments during fiscal 1996.

                  Each director in office on July 1, 1995 also became entitled to receive a total of 2,500 shares of Common Stock (7,500 in the case of the Chairman), payable on July 1, 1996, for his services during fiscal 1996. The fair market value of the Company's Common Stock on July 1, 1996 was $3.75 per share.


                                 SHARE OWNERSHIP

                  The following tables set forth the beneficial ownership of the Company's Common Stock as of September 30, 1996 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock,
(ii) each of the executive officers named in the Summary Compensation Table included elsewhere herein, (iii) each current director of the Company, (iv) each nominee for election as a director and (v) all directors and executive officers as a group:

                              Principal Shareholder

                                           Number of Shares
                                           Acquirable within   Percentage of
Name                    Number of Shares      60 Days(1)       Class Owned(2)
----                    ----------------     ----------        ------------

Lawrence Auriana(3)          281,082          711,7804              17.6%
140 East 45th Street
43rd Floor
New York, NY 10017
--------------------

1 Reflects the shares which may be acquired by the shareholder upon exercise of options and warrants which are exercisable within 60 days of September 30, 1996.
2 Based on the numbers of shares outstanding at, plus shares acquirable by Mr. Auriana within 60 days of, September 30, 1996.
3        Mr. Auriana is also Chairman and a director of the Company.
4 Includes 674,695 warrants granted to Mr. Auriana for his loans to the company in the bridge financings of the Company in fiscal 1995 and fiscal 1994.

        Share Ownership by Directors, Nominees, Named Executive Officers and Directors and Executive Officers as a Group

                                              Number of Shares
                                              Acquirable within  Percentage of
Names and Addresses(1)      Number of Shares      60 Days(2)      Class owned(3)
--------------------        ----------------      --------       -------------
Lawrence Auriana                 281,082            711,780          17.6%
Jonathan H. Churchill             19,524              8,058              *
Roger Clark                        8,700              9,863              *
Les N. Dace                            0             57,500           1.2%
Joseph Delario                   159,488              8,058           3.4%
John Frieberg                      2,500             37,639              *
Walter Kowsh, Jr.                 29,247              9,863              *
Hans Utsch                        96,450              9,863           2.1%
Clinton G. Weiman                      0                695              *
John Esposito                      1,100             50,000           1.0%
Thomas Mulstay                         0             50,000           1.0%

All Directors and Executive
Officers as a group              598,091            953,319          26.3%
(12 persons)
------------------------

1         Addresses  are as  follows:  Lawrence  Auriana:  see  previous  chart.
          Jonathan Churchill: One Battery Park Plaza, New York, New York 10004. Roger Clark: 330 Elm Street, Unit #1, New Canaan, CT 06840. Les Dace:
          1600 Green Hills Road, #105, Scotts Valley, CA 95066.  Joseph Delario:
          77 Independence Way North, Edgewater, NJ 07020. John Frieberg: 4402 South St. Andrew's Lane, Spokane, WA 99223. Walter Kowsh, Jr.: 64-08 136th Street, Flushing, NY 11367. Hans Utsch: 140 East 45th Street, 43rd Floor, New York, New York 10017. Clinton Weiman: 2 Roberta Lane, Greenwich, CT 06830. John Esposito: 1121 Old Walt Whitman Road, Melville, NY 11747-3005. Thomas Mulstay: 1121 Walt Whitman Road, Melville, NY 11747-3005.

2 Reflects the shares which may be acquired by the shareholders upon exercise of options and warrants which are exercisable within 60 days of September 30, 1996.

3 Based on the number of shares outstanding at September 30, 1996, plus, for each person or group, shares acquirable within 60 days of September 30, 1996.

*         Represents less than 1% of the Company's outstanding common stock.

                               EXECUTIVE OFFICERS

              The executive officers of the Company are as follows:

Name                     Age   Position
----                     ---   --------

Lawrence Auriana.........52    Chairman of the Board and Secretary
Les Dace.................50    President, CEO, CFO and General Manager -
                               Surgiware
Rodger Wilson............46    Vice President and General Manager - Digimedics -
                               Pharmacy Division
Thomas Mulstay...........44    Vice President and General Manager - Hemocare
John Esposito............37    Vice President - Sales - Mediware

                               -------------------

                  Lawrence Auriana has been Chairman of the Board of the Company since 1986 and a director since 1983. He has been a Wall Street analyst, money manager and venture capitalist for over 20 years. Since 1986, he has been Chairman, a director and, together with Mr. Hans Utsch, also a director of the Company, Portfolio Co-Manager of The Kaufmann Fund, a mutual fund that invests in small and medium-sized growth companies. He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.

                  Les N. Dace was appointed President and C.E.O. in July 1995. He joined the Company in November 1992 as General Manager for the Digimedics and Surgiware Product Centers. Prior thereto, he was Vice President of Sales and Marketing for PRX Pharmacy Systems, a Colorado-based company providing hospital pharmacy management systems and home health software solutions. From 1983 to 1987, he was employed by NBI, Inc. as divisional President for its computer peripherals and office supplies company. Mr. Dace has a B.S. degree in Electrical Engineering from the University of Missouri.

                  Rodger P. Wilson joined the Company on June 30, 1996 as Vice President/General Manager of the Pharmacy Division. He was President and Chief Executive Officer of PRX Pharmacy Systems, Inc., from 1982 to 1992. Mr. Wilson was Vice President of Operations and Chief Information Officer of Concepts Direct, Inc., from 1992 to 1996. Mr. Wilson received a B.S. degree from the University of Wyoming School of Pharmacy and an M.S. degree from the University of Colorado Graduate School of Pharmacy.

                  Thomas Mulstay joined the Company as Vice President and was appointed General Manager, Hemocare in 1992. From 1989 to 1990, he was with Spectrum Healthcare Solutions, a joint venture of IBM, Inc. and Baxter Healthcare International, engaged in various sales positions. From 1986 to 1989 Mr. Mulstay was employed by Baxter Healthcare International, first as a Regional Sales Manager, then Regional Manager, then Regional Vice President. Previously he was a District Sales Manager at Terrano Corporation, a vendor of laboratory information systems to hospitals, National Hospital

Marketing Manager at Metpath Laboratory, and a sales representative at Abbott Laboratories. Mr. Mulstay holds a B.S. degree from Assumption College.

                  John Esposito joined the Company as Vice President - Sales in June 1990. From May 1986 to June 1990, he was employed in various sales positions by the Healthcare Division of Data General Corporation. He is a two-time member of Data General's Million Dollar Club, and was recognized in May 1990 as Data General's outstanding healthcare sales representative. Prior to joining Data General, he worked in a technical capacity in the Information Systems Department at the New York Public Library. He is a graduate of Syracuse University, with a B.S. degree in Marketing and Management Information Systems.


                             EXECUTIVE COMPENSATION

                  The following tables sets forth the compensation of the Chief Executive Officer of the Company and each of the other most highly compensated executive officers whose total annual salary and bonus was over $100,000 for the fiscal year ended June 30, 1996.

                           Summary Compensation Table
                                                                            Long-Term Compensation
                                                                      -----------------------------------------------
                                     Annual Compensation                       Awards            Payouts
                                     -------------------------------  -----------------------   --------
                                                              Other
                                                             Annual   Restricted   Securities               All Other
                                                             Compen-     Stock     Underlying    LTIP       Compen-
Name and Principal         Fiscal     Salary      Bonus      sation     Awards       Options    Payouts      sation
Positions(1)                  Year      ($)        ($)        ($)        ($)         SARs (#)     ($)         ($)
---------                  -------   -------   --------     --------  ----------    ---------   -------     --------
Les N. Dace                   1996   110,000     52,560        --         --         50,000       --         262
President, CEO and CFO        1995    75,000     60,731        --         --          --          --         262
                              1994    75,000     34,426        --         --         30,000       --         262

John Esposito                 1996    70,000     71,795        --         --          --          --         262
Vice President, Sales         1995    70,000     50,595        --         --          --          --         250
                              1994    70,000     36,183        --         --         30,000       --         241

Thomas Mulstay                1996    75,000    130,313        --         --          --          --         232
Vice President & General      1995    75,000     90,662        --         --          --          --         215
Manager, Hemocare             1994    75,000     59,011        --         --         30,000       --         205

------------------------

1 The amount of salary and bonus for fiscal 1996 for the other executive officers did not meet the threshold reporting requirement under the rules of the Commission.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                  The following table sets forth certain information concerning options to purchase Common Stock in fiscal 1996 granted to the individuals named in the Summary Compensation Table. No stock appreciation rights were granted in fiscal 1996.

                        Number of     % of Total
                        Securities      Options
                        Underlying    Granted to
                        Options      Employees in      Exercise      Expiration
Name                    Granted       Fiscal Year     Base Price        Date
----                    ----------   ------------     ----------    ------------
Les Dace                 50,0001         100%           $1.00       July 1, 2005
John Esposito              --             --             --             --
Thomas Mulstay             --             --             --             --

------------------------

1 Options are exercisable 25%, 50%, 75% and 100% on July 1, 1996, July 1, 1997, July 1, 1998 and July 1, 1999, respectively.


                   FISCAL 1996 OPTION/SAR EXERCISES AND VALUE
                     OF OUTSTANDING OPTIONS AT JUNE 30, 1996

                  The following table sets forth options exercised by the named executive officers during fiscal 1996 and the number and value of options held by them at June 30, 1996. No stock appreciation rights were granted and there were no outstanding stock appreciation rights at June 30, 1996. The fair market value or such date was $3.75 per share.


                                                    Number of
                                              Securities Underlying               Value of
                  Shares                           Unexercised                   Unexercised
                Acquired on     Value            Options at End             In-the-Money Options
    Name        Exercise      Realized         of Fiscal Year                End of Fiscal Year
    ----        -----------   --------    ---------------------------   ---------------------------
                                          Exercisable   Unexercisable   Exercisable   Unexercisable
                                          -----------   -------------   -----------   -------------
Les N. Dace        --           --          45,000         50,000         $112,350      $137,500
John Esposito      --           --          50,000            0            122,300         0
Thomas Mulstay     --           --          50,000            0            122,300         0



Employment Agreements

                  Messrs. Dace, Esposito and Mulstay have employment agreements or understandings with the Company providing for minimum compensation levels of $110,000, $70,000 and $75,000, respectively, plus bonuses based on percentages of 5%, 2% and 1%, respectively, of gross profits. Additionally, Mr. Mulstay's agreement provides for additional bonuses based on percentages of additional measures of performance, such as net profits, gross profit on new sales and reseller sales. Mr. Esposito and Mr. Mulstay's agreements have non-compete and confidentiality covenants. All three agreements also provide for grants of stock options and for three months' (two months' in the case of Mr. Esposito) severance pay in case of involuntary termination.

1982 Employee Stock Option Plan

                  In 1982, the Company adopted an employee stock option plan (the "1982 Plan") for officers and other key employees, not including directors. Options are non-transferable except in the case of death. Options currently outstanding under the 1982 Plan generally vest and become exercisable in monthly installments over a two or three-year period, with each installment remaining exercisable for a five-year period after it vests. No options intended to be incentive stock options under the Internal Revenue Code of 1986 ("Code") are currently outstanding. No options may currently be granted under this Plan. The expiration of certain options previously granted under this Plan whose terms would have ended in fiscal 1996 have been suspended pending the satisfaction of legal requirements preventing their exercise.

1992 Equity Incentive Plan

                  Awards granted under the 1992 Equity Incentive Plan (the "Equity Incentive Plan") include a wide range of Common Stock-based awards. Officers and other management employees of the Company are eligible to participate in the Equity Incentive Plan. The maximum number of shares of Common Stock which may be issued under the Equity Incentive Plan at any time is 20% of the outstanding shares of the Company's Common Stock, except that no more than 500,000 shares may be issued pursuant to incentive stock options. No awards may be granted after the year 2002. The term of each stock option is to be determined by the Compensation Committee but may not exceed ten years from the date of grant. The option price of each stock option is payable in cash, in shares of the Company's Common Stock, or by a combination thereof. The option agreements granted to date provide that, in the event of a change of control of the Company, the exercise of such options may be accelerated by the Committee.

Stock Option Plan for Non-Employee Directors

                  The Stock Option Plan for Non-Employee Directors is described above under "Compensation of Directors."


                                 PROPOSAL NO. 2

               AUTHORIZATION OF GRANT OF OPTIONS TO JOSEPH DELARIO
                       TO PURCHASE SHARES OF COMMON STOCK

                  The Board of Directors is submitting for shareholder approval authorization of the grant to Joseph Delario of options to purchase 75,000 shares of Common Stock. The purpose of the grant is to compensate Mr. Delario for management and financial services which he has agreed to render to the Company. The favorable vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the authorization of this grant of options. Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote FOR the grant of such options to Mr. Delario. A copy of the Stock Option Agreement pursuant to which such options would be issued is available to shareholders of the Company upon request to the Company at (516) 423-7800, extension 202.

Terms of the Grant

                  On November 11, 1996, the Board of Directors of the Company adopted an arrangement whereby Joseph Delario would receive options to purchase 75,000 shares of Common Stock. The options will vest and become exercisable as follows: Options to purchase 25,000 shares will vest on November 1, 1997, options to purchase an additional 25,000 shares will vest on November 1, 1998, and options to purchase the final 25,000 shares will vest on November 1, 1999. The options will remain exercisable until November 1, 2001, unless earlier terminated. The exercise price is $3.50 per share, the closing market price of shares of Common Stock on November 8, 1996. The market value of the securities underlying the options as of the close of the market on the last trading day prior to November 11, 1996, the date of grant, is $262,500. The option price of each stock option is payable in cash. The options are non-transferable and non-assignable except to members of Mr. Delario's immediate family or entities owned exclusively by family members and in the case of death. The options terminate twelve months after Mr. Delario's death or incapacity and six months after termination by Mr. Delario of his obligation to render management and financial services and will be exercisable upon such termination only to the extent that such options were exercisable on the date of such death, incapacity or other termination of services. In the event of a transaction constituting a change of control of the Company (including a change of control occurring within six months of termination of management and financial services or twelve months of death or incapacity), all outstanding options would become exercisable.

Tax Consequences of Issuance and Exercise of Options

                  At the time the options are granted, Mr. Delario will not recognize any taxable income and the Company will not be entitled to a deduction. When Mr. Delario exercises an option, he will generally recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received on the date of exercise over the option exercise price and the Company will be entitled to a deduction in an amount equal to the income recognized by Mr. Delario. When Mr. Delario sells the shares acquired by the exercise of these options, the difference between the amount received and the adjusted tax basis of the shares will be a capital gain or loss, if such shares constitute a capital asset in Mr. Delario's hands.


                                  OTHER MATTERS

                  In 1991, the Company agreed with Bowling Green Securities, Inc., an investment banking firm owned by Mr. Utsch and in which Messrs. Auriana and Utsch are principals, and with Mr. Delario, who became a director of the Company in 1992, that such firm and Mr. Delario would render investment banking advice to the Company and that, if any merger, acquisition, divestiture or analogous transaction is successfully consummated as a result of their efforts, the Company would pay a total fee related to the value of the company acquired or divested on the basis of 5% of the first $2 million, 4% of the second $2 million, 3% of the third $2 million, 2% of the fourth $2 million and 1% of any additional amounts. In connection with the acquisition in June 1996 by Digimedics Corporation, a wholly owned subsidiary of the Company, from Continental Healthcare Systems, Inc. of Continental's Pharmakon division and all of the issued and outstanding capital stock of JAC Computer Services Limited for a consideration of $10,000,000, Mr. Delario received a fee of $150,000, which he agreed at the Company's request to accept in the form of 46,153 shares of the Company's Common Stock, and Bowling Green waived payment of any fee. Mr. Delario has terminated his future participation in this agreement in light of the new arrangements specified in Proposal No. 2.


                      SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

                  Proposals of shareholders intended to be presented at the next annual meeting of shareholders of the Company must be received by the Company at its offices at 1121 Old Walt Whitman Road, Melville, New York 11747-3005, no later than July 4, 1997, and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the proxy statement of the Company at that meeting.


                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

                  A report on Form 3 for Clinton G. Weiman, reporting no transactions, was filed three and one half weeks late. Due to an administrative misunderstanding, a report on Form 4 for Joseph Delario, to report an aggregate of six transactions, was filed approximately five months late with respect to one transaction, approximately four months late with respect to one transaction and approximately three months late with respect to three transactions.


                                  MISCELLANEOUS

                  A representative of Richard A. Eisner & Company, the Company's independent auditors, is expected to be present at the meeting. The representative will be afforded an opportunity to make a statement and will be available to respond to questions by shareholders.

                  Officers and regular employees of the Company, without extra compensation, may solicit the return of proxies by mail, telephone, telegram and personal interview. Certain holders of record such as brokers, custodians and nominees are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies.

                  The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy soliciting material to beneficial owners) will be paid by the Company.


                          TRANSACTION OF OTHER BUSINESS

                  The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matters are properly brought before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.


                                  By order of the Board of Directors



                                  Lawrence Auriana, Secretary
Dated:  November 11, 1996

PROXY                                                                     PROXY
                       MEDIWARE INFORMATION SYSTEMS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Lawrence Auriana, Les N. Dace and Hans Utsch, and each of them, acting alone or jointly, as attorneys and agents, with full power of substitution, to vote as proxy all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of the Shareholders of Mediware Information Systems, Inc., to be held at 140 East 45th Street, 43rd Floor, New York, New York 10017 (the offices of The Kaufmann
Fund) at 10:00 a.m. on December 16, 1996, and any adjournments thereof, with respect to all matters as may properly come before the meeting or any adjournments thereof. Receipt of Notice of Meeting dated November 11, 1996 is hereby acknowledged. The Board of Directors recommends a vote "FOR" the election of the three nominees as Class II directors and "FOR" the authorization of the grant of options to purchase shares of Common Stock to a director nominee.

1.    ELECTION OF CLASS II DIRECTORS:

      NOMINEES:  JOSEPH DELARIO, WALTER KOWSH, JR. AND JOHN C. FRIEBERG

      |_|  FOR ALL LISTED NOMINEES       |_|  WITHHOLD AUTHORITY
           (EXCEPT AS MARKED)



      --------------------------------
      (To withhold  authority to vote
      for any individual  nominee, write
      that nominee's name in the space
      provided above.)

2. AUTHORIZATION OF GRANT TO JOSEPH DELARIO, A DIRECTOR NOMINEE, OF OPTIONS TO PURCHASE SHARES OF COMMON STOCK:

      |_|  FOR         |_|  AGAINST        |_|  ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                    PLEASE SIGN AND DATE ON THE REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEE DIRECTORS NAMED ON THE REVERSE SIDE AND "FOR" THE AUTHORIZATION OF GRANT OF OPTIONS TO PURCHASE SHARES OF COMMON STOCK TO A DIRECTOR NOMINEE.

Dated --------------------, 1996


                                             --------------------------------


                                             --------------------------------
                                             (Signature(s))


                                             --------------------------------
                                             *Please  sign exactly as name(s)
                                             appear(s) to the left.  If
                                             joint account, all joint owners
                                             should sign. When signing as
                                             attorney, trustee, administrator,
                                             executor, etc., state full title.


          PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO THE OFFICE OF LAWRENCE AURIANA, 140 EAST 45TH STREET, 43RD FLOOR
                               NEW YORK, NY 10017.

                                                                     EXHIBIT A

                       MEDIWARE INFORMATION SYSTEMS, INC.
                             STOCK OPTION AGREEMENT

     THIS AGREEMENT, made as of the 11th day of November, 1996, by and between Mediware Information Systems, Inc., a New York corporation having its principal place of business at 1121 Old Walt Whitman Road, Melville, New York 11747 (hereinafter called the "Corporation"), and the individual whose name and residence appear on the last page of this Agreement (hereinafter called "Optionee").

                              W I T N E S S E T H:

     WHEREAS, the Optionee is a director and member of the executive committee of the Corporation; and

     WHEREAS, the Optionee has rendered valuable services to the Corporation of a managerial and financial advisory nature and, pursuant to this Agreement, the Optionee has agreed to remain available to continue to render such services in consideration of an option to purchase shares of common stock of the Corporation.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

     1. Grant of Option: The Corporation hereby grants to the Optionee, under the terms and conditions set forth in this Agreement, as of the date hereof (the "Grant Date"), an Option ("Option") to purchase the 75,000 shares of common stock, par value $.10 per share, of the Corporation subject to adjustment in accordance with the terms of this Agreement (which shares are hereinafter called "Option Shares"). The Option Shares may be purchased by exercising this Option in accordance with the terms of this Agreement, at the price of three dollars and fifty cents ($3.50) per share, which price is not less than the fair market value of a share of such common stock as reported for the close of business on the last trading day before the Grant Date.

     2. Number of Shares and Other Terms of Option. The Option and exercisability of the Option shall be subject to the following terms and conditions, and all other terms and con- ditions set forth elsewhere in this
Agreement:

     The Option shall become exercisable to the extent of 331/3%, 662/3%, and 100% of the Option Shares on November 1, 1997, November 1, 1998 and November 1, 1999, respectively, subject to acceleration as provided herein. The Option shall remain exercisable until November 1, 2001 unless earlier terminated as provided herein.

     It is not intended that this Option shall be an incentive stock option for purposes of the Internal Revenue Code of 1986.

     3. Transferability. This Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent and distribution or to a member of Optionee's immediate family or Partnership or Trust or other similar entity all of the members or beneficiaries of which are members of the Optionee's immediate family. The Option may be exercised during the lifetime of the Optionee only by Optionee or by his or her guardian or permitted transferee. The Optionee may designate a Beneficiary.

     4. Agreement to Serve; Exercisability.

     (a) Agreement to Serve. The Optionee hereby agrees to render services to the Corporation of a managerial and financial advisory nature, similar to the services heretofore rendered by Optionee. During the effectiveness of this Agreement, Optionee shall continue to remain available to the same degree as heretofore to render such services to the Corporation. The Optionee's obligation to render such services shall remain effective until death or total incapacity of Optionee or until he gives notice of termination of obligation to the Company (which may only be given after February 28, 1997).

     (b) Exercisability. An Option may be exercised by the Optionee only during the continuance of his obligation to render services and for the additional periods described below.

     (c) Termination of Obligation. If the Optionee's obligation to render service is terminated by notice given at the election of Optionee for any reason other than death or total incapacity, all exercisable installments which are exercisable on the date of such notice shall be exercisable by the Optionee for a period of six (6) months after notice.

     (d) Death; Incapacity. If an Optionee dies or becomes totally incapacitated, all exercisable installments of the Option which are exercisable on the date of death or incapacity shall be exercisable by the Optionee or his representative for a period of twelve (12) months following such death or incapacity.

     (e) Change of Control. In any event constituting a Change of Control occurs prior to the expiration of the six month or twelve month periods referred to in clauses (c) and (d) of this paragraph, the Optionee shall be entitled to exercise his Option with respect to all Option Shares, and any acceleration, modification, or other action taken pursuant to paragraph 7(b) shall be effective for all Option Shares then unexercised.

     (f) Other. Any such exercise shall be subject to the satisfaction of all other conditions to exercise contained in this Option.

     5. Solicitation of Employees;  Confidential Information.

     (a) To the extent enforceable under applicable law, the Optionee hereby agrees that he or she will not, for a period of (12) twelve months directly or indirectly, employ, or knowingly permit any company or business organization directly or indirectly controlled by him or her to employ, any person who is employed by the Corporation or in any manner seek to induce any such person to leave his or her employment by the Corporation or in any manner seek to induce any such person to leave his or her employment with the Corporation.

     (b) The Optionee hereby agrees that he will not at any time, whether during or after the termination of the Optionee's employment, reveal to any person or entity any of the trade secrets or confidential information concerning the products, services, organization, business or finances of the Corporation or of any third party which the Corporation is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing the duties as an Optionee of the Corporation, and the Optionee shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Corporation.

     (c) Any unexercised Options shall be forfeited immediately upon a breach of the undertakings, contained in this paragraph 5 as determined by the Board, any such determination to be final and binding on all parties.

     6. No Right to Dividends, Distributions or Voting.

     The Optionee shall not have any rights as a shareholder with respect to any Option Shares until the date of issuance of stock certificate for such Option Shares upon due exercise of this Option. Until the issuance of stock certificates, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Option Shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date the stock certificate is issued except as provided in Section 7 hereof.

     7. Adjustment in Option Shares; Change of Control.

     (a) Adjustment. If all or any portion of this Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, spin-off, reorganization or liquidation, as a result of which shares of any class shall be issued in respect of outstanding shares of common stock or shares of common stock shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising this Option shall receive, for the aggregate price payable upon such exercise of this Option, the aggregate number and class of shares which, if shares of common stock (as authorized at the Grant Date) had been purchased at the Grant Date of this Option for the same aggregate price (on the basis of the option price per share provided in this Option) and had not been disposed of, such persons or persons would be holding at the time of such exercise, as a result of such purchase and any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, spin-off, reorganization or liquidation; provided, however, that no fractional share shall be issued upon any such exercise. If any such adjustment shall result in the Optionee being entitled to exercise this Option with respect to a fractional share, the number of shares subject to this Option shall be reduced to the next lower number of full shares.

     In the event of any such  change  in the  outstanding  common  stock of the
Corporation, the aggregate number and class of shares reserved by the Corporation for exercise of options to purchase common stock shall be that number and class which a person, to whom an Option had been granted for all of such reserved shares of common stock on the date preceding such change, would be entitled to receive as provided in the first sentence of this Section 7.

     (b) Change in Control. For the purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events and shall be deemed hostile unless the Board of Directors declares by resolution adopted prior to the occurrence of such event that the Board consents to such event:

          (i) a third "person",  including a "group", as those terms are used in
     Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act") is or becomes the beneficial owner (as that term is used in said Section 13(d)) of stock having thirty percent (30%) or more of the total number of votes that may be cast for the election of members of the Board;

          (ii) all or substantially all of the assets and business of the Company are sold, transferred or assigned to, or otherwise acquired by, any other entity or entities;

          (iii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are members of the Board before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company; or

          (iv) unless the Board otherwise directs by resolution adopted prior thereto, if a third "person", including a "group" (as those terms are used in Sections 13(d) of the Exchange Act) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of stock having 20% or more of the total number of votes that may be cast for the election of directors or a proxy contest occurs, and, during the period of twenty-four months following such event, the individuals who at the occurrence of such event constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the occurrence of such event.

     If, in connection with any Change of Control, any Option is not proposed to be assumed by the surviving corporation or the purchaser in a manner which will carry out the intention of this Agreement in view of the Board then, (i) the date on which such Option, or any part thereof not then exercisable shall be exercised may be accelerated to a date, to be fixed by the Board, earlier than the Transaction constituting a Change of Control, or a limited period of exercisability may be so established, or (ii) the terms of such Option shall be modified so as to permit the acquisition by the Optionee (during the same period of exercisability as provided under this Agreement) of any cash, property or securities which would be receivable by him if he owned the total number of Option Shares immediately prior to such event, (iii) such other action, if any, shall be taken by the Board through amendment of this Agreement or otherwise, including surrender for value and/or the grant of rights to acquire cash, property or securities, as may be necessary or appropriate to carry out the intent of this Agreement; and/or (iv), in the event of a hostile Change of Control, if none of the foregoing action is taken, the Option shall become exercisable as to all Option Shares upon the completion of the Change of Control.

     8. Exercise. This Option shall be exercised by written notice to the Corporation at its principal place of business, accompanied by full payment of the purchase price, which notice shall:

          (a) state the election to exercise the Option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of common stock is to be registered, his address and social security number (or if more than one, the names, addresses and social security numbers of such persons);

          (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of common stock as may be satisfactory to the Corporation's counsel;

          (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Corporation, of the right of such person or persons to exercise the Option.

     Payment of the purchase price of any Option Shares shall be by certified or bank cashier's or teller's check. The Corporation shall withhold all income or other taxes required to be withheld by applicable law and shall remit them to the appropriate taxing authority. To the extent that the Corporation is required to withhold funds for the payment of income or other withholding taxes or is legally responsible for the payment of income taxes of any party exercising the Option or any portion thereof, the party exercising the Option shall also pay to the Corporation the amount of any withholding tax associated with the exercise of the Option net of any amounts otherwise withheld. The certificate or certificates for shares of common stock as to which the Option shall be exercised shall be registered in the name of the person or persons properly exercising the Option.

     9. Compliance with Laws and Regulations. The grant and exercise of this Option, and the Corporation's obligation to sell and deliver stock hereunder, are subject to such approvals by any regulatory or governmental agency as may be required and shall comply with all relevant provisions of applicable Federal and state laws, rules and regulations, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or of any quotation association or organization upon which the Option Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance. The Corporation may imprint any legends on the Options Shares restricting their subsequent sale or transfer which may be required by state or Federal law, and the Option Shares shall be subject to appropriate stop-transfer orders.

     No shares shall be delivered upon exercise of the Option until all laws, rules, regulations and undertakings which the Board may deem applicable have been complied with.

     The Corporation shall not be required to issue shares or deliver any certificates for shares prior to (i) the listing of such shares on any stock exchange or quotation system on which the shares may then be listed or quoted and (ii) the completion of any registration, qualification, approval or authorization of such shares under any federal or state law, or any ruling or regulation or approval or authorization of any governmental body, stock exchange or organization providing market quotations for securities which the Board shall, in its sole discretion, determine to be necessary or advisable.

     By accepting this Option, the Optionee represents and warrants for himself and any other person or persons properly exercising this Option that any and all shares purchased hereunder shall be acquired for investment and not with a view to distribute such shares. As a condition to the exercise of this Option in whole or in part at any time, the Optionee or other person or persons properly exercising the Option shall deliver to the Corporation a written representation that the shares being purchased are being acquired for investment and not with a view to distribution, and a consent that the certificate representing such shares be endorsed to indicate such representation.

     The Corporation shall not be liable in the event it is unable to issue or sell shares of common stock or other securities to the Optionee if such issuance or sale would be unlawful, nor shall the Corporation be liable if the issuance or sale of shares of common stock or other securities to an Optionee is subsequently invalidated.

     10. Engagement Rights. Nothing contained in this Option shall confer upon the Optionee any right to remain as a director of the Corporation or interfere in any way with the right of the Corporation or any subsidiary to terminate any agreement or relationship otherwise terminable.

     11. Notice of Disposition. Optionee or his estate or legal representative shall immediately notify the Corporation in the event of any disposition of any kind of Option Shares acquired pursuant to this Option.

     12. Notices. Any notice to be given under the terms of this Option shall be addressed to the Corporation or to the Optionee at the addresses appearing on the first and last pages of this Agreement, or at such other address as either party may hereafter designate in writing to the other.

     13. Interpretation of this Agreement. Any dispute regarding the interpretation of this Agreement may be submitted by the Optionee or by the Corporation forthwith to the Board for resolution, which shall review such dispute at the time of its next regular meeting. The decision of the Board, as the case may be, with regard to such dispute shall be final and binding upon the Corporation and upon the Optionee.

     14. Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Corporation and the administrators, heirs and legal representatives of the Optionee.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     16. Amendments. No provision of this Agreement shall be modified, amended, extended or waived except in writing signed by the parties hereto.

     17. Effectiveness. This Agreement is subject to due authorization by the shareholders of the Corporation at the next annual meeting.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed in duplicate by its duly authorized officer, and Optionee has executed this Agreement in duplicate, all as of the date and year first above written.


                                            MEDIWARE INFORMATION SYSTEMS, INC.



                                                 By---------------------------
                                                      Chairman of the Board



                                                 Optionee


                                                 -----------------------------


                                                 -----------------------------
                                                          Name and Address

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